EXHIBIT 10.3.4
DSW INC.
PERFORMANCE UNIT AGREEMENT
This Agreement is entered into in Franklin County, Ohio. On the Grant Date, DSW Inc., an Ohio corporation (the “Company”), has awarded to the Participant Performance Units (the “Performance Units” or “Award”), representing an unfunded unsecured promise of the Company to deliver common shares, without par value, of the Company (the “Shares”) to the Participant as set forth herein. The Performance Units have been granted pursuant to the DSW Inc. 2014 Long-Term Incentive Plan, as amended (the “Plan”), and shall be subject to all provisions of the Plan, which are incorporated herein by reference, and shall be subject to the provisions of this Performance Unit Agreement (this “Agreement”). Capitalized terms used in this Agreement which are not specifically defined shall have the meanings ascribed to such terms in the Plan.
1.    Vesting.
(a)    General. The right to receive the Shares underlying the Performance Units shall be subject to the Company’s achievement of the Performance Goal described in 1(b) below. The Participant is able to earn up to 100% of the Award if the Performance Goal is achieved. The Award will be canceled if the Performance Goal is not achieved.
(b)    Performance Goal. The Performance Goal is achievement of at least $______million in adjusted operating income during the Company’s 201_ fiscal year (the period beginning _______, 201_ and ending on __________, 201_). Operating income will be adjusted to exclude all costs related to Retail Ventures, Inc. (“RVI”) and its operations assumed as part of the merger. “Adjusted operating income” means net income before taxes, adjusted for non-recurring items, as described under the Plan.
(c)    Timing of vesting. The Performance Units shall vest on the third anniversary of the Grant Date (the “Vesting Date”) subject to the Company’s achievement of the Performance Goal. Vesting is further subject to the provisions of this Agreement, including those relating to the Participant’s continued employment with the Company or any Subsidiary. Notwithstanding the foregoing, in the event of a Change in Control prior to the Participant’s Employment Termination, the Performance Units shall vest in full.
(d)    Determination by the Committee. Achievement of the Performance Goal shall be determined by the Committee.
2.    Transferability. The Award generally shall not be transferrable except as otherwise provided under this Agreement and the Plan.
3.    Termination of Employment.
(a)    General. Except as set forth below or as otherwise provided for in another agreement, if an Employment Termination occurs prior to the vesting of the Award, such Award shall be forfeited by the Participant.
(b)    Death and Disability. If an Employment Termination occurs prior to the vesting in full of the Award by reason of Awardee’s death or Disability, then any unvested portion of the Award shall immediately vest in full and shall not be forfeited so long as the Performance Goal is achieved..
(c)    Retirement. If an Employment Termination occurs prior to the vesting in full of the Award by reason of the Awardee’s Retirement, then any unvested portion of the Award shall immediately vest in full and shall not be forfeited so long as the Performance Goal is achieved.
4.    Payment. The Participant’s shall be entitled to receive from the Company (without any payment on behalf of the Participant other than as described in Paragraph 8) the Shares represented by such Award; provided, however, that in the event that such Award vests prior to the applicable Vesting Date as a result of the death, Disability or Retirement of the Participant or as a result of a Change in Control, the Participant shall be entitled to receive the corresponding Shares from the Company on the date of such vesting. In the event of the Participant’s death, payment shall be made to the Participant’s designated beneficiary, or absent such designation, in accordance with the laws of descent and distribution. Notwithstanding the foregoing, if the Participant is a “specified employee” for purposes of Code Section 409A, then if necessary to avoid the imposition of additional taxes or interest under Code Section 4.09A, the Company shall not deliver the corresponding Shares otherwise payable upon the Participant’s termination of service until the first business day after the date that is 6 months after the Participant’s termination of service.

5.    Dividend Equivalents. The Participant’s Performance Units will be credited with dividend equivalents at the same rate and at the same time dividends are paid on Shares.
6.    Right of Set-Off. By accepting these Performance Units, the Participant consents to a deduction from, and set-off against, any amounts owed to the Participant by the Company or a Subsidiary from time to time (including, but not limited to, amounts owed to the Participant as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Company or a Subsidiary by the Participant under this Agreement.
7.    No Shareholder Rights. The Participant shall have no rights of a shareholder with respect to the Performance Units, including, without limitation, the Participant shall not have the right to vote the Shares represented by the Performance Units.
8.    Withholding Tax.
(a)    Generally. The Participant is liable and responsible for all taxes owed in connection with the Award regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares issuable pursuant to the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Participant’s tax liability.
(b)    Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting or settlement) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), the Participant is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Unless the Participant elects to satisfy the Tax Withholding Obligation by an alternative means that is then permitted by the Company, the Participant’s acceptance of this Agreement constitutes the Participant’s instruction and authorization to the Company to withhold on the Participant’s behalf the number of shares from those Shares issuable to the Participant at the time when the Award becomes vested and payable as the Company determines to be sufficient to satisfy the Tax Withholding Obligation. In the case of any amounts withheld for taxes pursuant to this provision in the form of shares, the amount withheld shall not exceed the minimum required by applicable law and regulations.
9.    Governing Law/Venue for Dispute Resolution. This Agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superceded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this Agreement and that the Award and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this Agreement shall be brought exclusively in state or federal courts located in Franklin County, Ohio and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.
10.    Action by the Committee. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Committee may delegate its functions under this Agreement to an officer of the Company designated by the Committee (hereinafter the “Designee”). In fulfilling its responsibilities hereunder, the Committee or its Designee may rely upon documents, written statements of the parties or such other material as the Committee or its Designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Committee or its Designee and that any decision of the Committee or its Designee relating to this Agreement shall be final and binding unless such decision is arbitrary and capricious.
11.    Prompt Acceptance of Agreement. The Award evidenced by this Agreement shall, at the discretion of the Committee, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by the Participant by indicating the Participant’s acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.
12.    Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Award under and participation in the Plan or future Awards that may be granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of the Award and the execution of the Agreement through electronic signature.
13.    Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Participant to the Company will be in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

DSW Inc.
810 DSW Drive
Columbus, Ohio 43219
Attention: EVP & General Counsel
Facsimile: (614) 872-1475
All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to the Participant may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Participant.
14.    Employment Agreement, Offer Letter or Other Arrangement. To the extent a written employment agreement, offer letter or other arrangement (“Employment Arrangement”) that was approved by the Committee or the Board of Directors or that was approved in writing by an officer of the Company pursuant to delegated authority of the Committee provides for greater benefits to the Participant with respect to vesting of the Award on Employment Termination, than provided in this agreement or in the Plan, then the terms of such Employment Arrangement with respect to vesting of the Award on Employment Termination by reason of such specified events shall supersede the terms hereof to the extent permitted by the terms of the plan under which the Award was made.

15. Code Section 409A. This Agreement shall be interpreted in accordance with Code Section 409A so as to comply with an exception to Code Section 409A, or to the extent that this Agreement provides deferred compensation, to be in compliance with Code Section 409A. Accordingly, references to Retirement, termination of service, and similar terms shall be interpreted in a manner consistent with the definition of “separation from service” under Code Section 409A. This Agreement shall be deemed to be modified to the maximum extent necessary to be in compliance with Code Section 409A’s rules. If the Participant is unexpectedly required to include in the Participant’s current year’s income any amount of compensation relating to this Award because of a failure to meet the requirements of Code Section 409A, then to the extent permitted by Code Section 409A, the Participant may receive a distribution of cash or Shares in an amount not to exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

DSW INC.

By:
Name:
Its:	Sr. Director Compensation, Benefits, Payroll, and HR Systems

ACCEPTANCE OF AGREEMENT
The Participant hereby: (a) acknowledges that he or she has received a copy of the Plan, a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders, and a copy of the plan description (Prospectus) dated pertaining to the Plan; (b) accepts this Agreement and the Performance Units granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement; (c) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement; and (d) agrees that no transfer of the Shares delivered in respect of the Performance Units shall be made unless the Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.

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